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                                                                     EXHIBIT 5.1

               OPINION OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP

                               September 29, 1998



New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, New York 10036

     Re:  1993 Stock Option Plan of
          New Plan Excel Realty Trust, Inc.
          Registration Statement on Form S-8
          ----------------------------------

Ladies and Gentlemen:

     We have acted as special Maryland corporate counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters arising out of the issuance of up to 4,000,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock"), covered by the above-referenced Registration Statement filed on or about September 29, 1998 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Shares are issuable upon the exercise of options granted or to be granted by the Company (the "Options") pursuant to the 1993 Stock Option Plan of the Company, as amended (the "1993 Stock Option Plan") and the transactions related thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

     In our capacity as special Maryland corporate counsel to the Company and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

     (i) The charter of the Company (the "Charter"), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "Department") on May 13, 1993, Articles of Amendment and Restatement of the Company filed with the Department on July 9, 1993, Articles of Amendment and Restatement of the Company filed with the Department on May 23, 1995, Articles of Amendment filed with the Department on September 28, 1998, Articles Supplementary filed with the Department on February 4, 1997, Articles Supplementary filed with the Department on January 12, 1998, Articles Supplementary filed with the Department on June 5, 1998, and Articles Supplementary filed with the Department on September 28, 1998;

     (ii) The Amended and Restated Bylaws of the Company (the Bylaws) as adopted effective as of September 28, 1998;
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New Plan Excel Realty Trust, Inc.
September 29, 1998
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     (iii) Resolutions duly adopted by the Board of Directors of the Company
(the "Board of Directors") by unanimous written consent on or as of September 28, 1998 (collectively, the "Directors' Resolutions");

     (iv) The 1993 Stock Option Plan;

     (v) The form of certificate representing the Shares (the "Certificate");

     (vi) A Certificate of Officer of the Company, dated as of a recent date, to the effect that, among other things, the copies of the Charter, Bylaws, Directors' Resolutions, Certificate, and 1993 Stock Option Plan are true and correct, have not been rescinded or modified and are in full force and effect as of the date hereof, and that the Directors' Resolutions were duly adopted at a meeting of directors of the Company duly called and held or by the unanimous written consent of all incumbent directors, or a committee thereof, as the case may be, of the Company;

     (vii) A status certificate of recent date issued by the Department to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

     (viii) The Registration Statement, including the related form of prospectus therein, of the company; and

     (ix) Such other documents, corporate and other records of the Company and certificates of public officials and officers of the Company as we have deemed necessary or appropriate to provide a basis for the opinion set forth below, subject to the limitations, assumptions and qualifications noted below.

         In reaching the opinions set forth below, we have assumed the following:

     (a) each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

     (b) each natural person executing any instrument, document or agreement is legally competent to do so;

     (c) all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures
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New Plan Excel Realty Trust, Inc.
September 29, 1998
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on all documents submitted to us for examination are genuine; the form and content of any documents submitted to us as unexecuted drafts do not and will not differ in any respect relevant to this opinion from such documents as executed and delivered; and all public records reviewed are accurate and complete;

     (d) none of the Shares will be issued in violation of the provisions of the Charter of the Company imposing restrictions on ownership and transfer of shares of stock of the Company nor will any Options or any of the Shares be issued in violation of the provisions of the 1993 Stock Option Plan, including Section 2.1 thereof limiting the number of shares issuable from time to time under the 1993 Stock Option Plan; and the Shares will be issued against payment of the consideration set forth in the respective Options; and the issuance of the Shares will not cause the total number of shares of Common Stock issued and outstanding to exceed the total number of shares of Common Stock that the Company is then authorized to issue; and

     (e) all certificates received by us are true, correct and complete both when given and as of the date hereof.

     Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

     1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

     2. The Shares have been duly authorized and, upon issuance in accordance with and subject to the terms of the 1993 Stock Option Plan, and upon payment of the exercise price set forth in the respective Options as established by the Board of Directors or a duly authorized committee thereof, such Shares will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is a part of the Registration Statement) entitled "Legal Matters."

     This opinion is limited to the present corporate laws of the State of Maryland and we express no opinion with respect to the laws of any other jurisdiction. Furthermore, the opinions
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New Plan Excel Realty Trust, Inc.
September 29, 1998
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presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly set forth herein.

     The opinions set forth in this letter are rendered as of the date hereof and are necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion if any applicable law is changed after the date hereof or if we become aware of any facts or circumstances which now exist or which occur or arise in the future and may change the opinions expressed herein after the date hereof.

     This opinion is being furnished to you solely for your benefit. Accordingly, it may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent.

                              Very truly yours,

                              /s/ Ballard Spahr Andrews & Ingersoll, LLP